Exhibit 10.1

EXECUTION VERSION

INVESTMENT ADVISORY AND

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN

FS INVESTMENT CORPORATION II

AND

FS/KKR ADVISOR, LLC

This Investment Advisory and Administrative Services Agreement (this “Agreement”) is made this 9th day of April, 2018, by and between FS INVESTMENT CORPORATION II, a Maryland corporation (the “Corporation”), and FS/KKR ADVISOR, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is a newly organized investment adviser that intends to register as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation and to provide for the administrative services necessary for the operation of the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a)    Retention of Adviser. The Corporation hereby appoints the Adviser to act as an investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the board of directors of the Corporation (the “Board”), for the period and upon the terms herein set forth, in accordance with:

(i)    the investment objectives, policies and restrictions that are set forth in the Corporation’s filings with the Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time;

(ii)    all other applicable federal and state laws, rules and regulations, and the Corporation’s articles of amendment and restatement (as may be amended from time to time, the “Articles”) and bylaws (as may be amended from time to time, the “Bylaws”); and

(iii)    such investment policies, directives and regulatory restrictions as the Corporation may from time to time establish or issue and communicate to the Adviser in writing.

(b)    Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)    determine the composition and allocation of the Corporation’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)    identify, evaluate and negotiate the structure of the investments made by the Corporation;

(iii)    execute, monitor and service the Corporation’s investments;

(iv)    place orders with respect to, and arrange for, any investment by the Corporation;

(v)    determine the securities and other assets that the Corporation shall purchase, retain, or sell;

(vi)    perform due diligence on prospective portfolio companies; and

(vii)    provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably request or require for the investment of its funds.

(c)    Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Corporation hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more Sub-Advisers (as defined below)), and the Adviser hereby accepts, the power and authority to act on behalf of the Corporation to effectuate investment decisions for the Corporation, including the negotiation, execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing (or to refinance existing debt financing), the Adviser shall seek to arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Board. The Corporation also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to provide, on behalf of the Corporation, significant managerial assistance to the Corporation’s portfolio companies to the extent required by the Investment Company Act or otherwise deemed appropriate by the Adviser.

(d)    Administrative Services. Subject to the supervision, direction and control of the Board, the provisions of the Articles and Bylaws and applicable federal and state law, the Adviser shall perform, or cause to be performed by other persons, all administrative services in connection with the operation of the Corporation.

(e)    Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(f)    Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each, a “Sub-Advisory Agreement”) with other investment advisers or other service providers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and the Corporation. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i)    The Adviser and not the Corporation shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Corporation to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii)    Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to the Board and the Corporation’s stockholder approval thereunder, and other applicable federal and state law.

(iii)    Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(g)    Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(h)    Record Retention. Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act or the Advisers Act, as applicable, any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and shall surrender promptly to the Corporation any such records upon the Corporation’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law.

The following provisions in this Section 1 shall apply for only so long as the shares of common stock of the Corporation (“Common Stock”) are not listed on a national securities exchange.

(i)    Administrator. The Adviser shall, upon request by an official or agency administering the securities laws of a state, province or commonwealth (an “Administrator”), submit to such Administrator the reports and statements required to be distributed to the Corporation’s stockholders pursuant to this Agreement, the Corporation’s then effective Registration Statement on Form N-2 (as amended from time to time, the “Registration Statement”) and applicable federal and state law.

(j)    Fiduciary Duty. It is acknowledged that the Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Corporation, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Corporation. The Adviser shall not, by entry into an agreement with any stockholder of the Corporation or otherwise, contract away the fiduciary obligation owed to the Corporation and the Corporation’s stockholders under common law.

2.	The Corporation’s Responsibilities and Expenses Payable by the Corporation and the Adviser.

(a)    Adviser Personnel. All personnel of the Adviser, when and to the extent engaged in providing investment advisory services herein, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser or its affiliates and not by the Corporation.

(b)    Costs. Subject to the limitations on reimbursement of the Adviser as set forth in Section 2(c) below, the Corporation, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations and transactions, including (without limitation): expenses deemed to be “organization and offering expenses” of the Corporation for purposes of Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee, any discounts and other similar expenses paid by investors at the time of sale of the stock of the Corporation, are hereinafter referred to as “Organization and Offering Costs”); corporate and organizational expenses relating to offerings of shares of Common Stock, subject to limitations included in this Agreement; the cost of calculating the Corporation’s net asset value for each share class, as applicable, including the cost of any third-party pricing or valuation services; the cost of effecting sales and repurchases of shares of Common Stock and other securities; investment advisory fees; fees payable to third parties including, without limitation, agents, consultants or other advisors, relating to, or associated with, making investments, monitoring investments and valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments; interest payments on the Corporation’s debt or related obligations; transfer agent and custodial fees; research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); fees and expenses associated with marketing efforts; federal and state registration or notification fees; federal, state and local taxes; fees and expenses of directors not also serving in an executive officer capacity for the Corporation or the Adviser; costs of proxy statements, stockholders’ reports, notices and other filings; fidelity bond, directors and officers errors and omissions liability insurance and other insurance premiums; direct costs such as printing, mailing, long distance telephone and staff costs; fees and expenses associated with accounting, corporate governance, independent audits and outside legal costs; costs associated with the Corporation’s reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002, as amended; all costs of registration and listing the Corporation’s Common Stock or other securities on any securities exchange; brokerage commissions for the Corporation’s investments; all other expenses incurred by the Adviser, any Sub-Adviser or the Corporation in connection with administering the Corporation’s business, including expenses incurred by the Adviser or any Sub-Adviser in performing administrative services for the Corporation and administrative personnel paid by the Adviser or any Sub-Adviser, to the extent they are not controlling persons of the Adviser, any Sub-Adviser or any of their respective affiliates; and any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Articles or the Bylaws.

Notwithstanding the foregoing, the Corporation shall not be liable for Organization and Offering Costs to the extent that Organization and Offering Costs, together with all prior Organization and Offering Costs, exceed 1.5% of the aggregate gross proceeds from the offering of the Corporation’s securities.

The following provisions in this Section 2(c) shall apply for only so long as the shares of Common Stock are not listed on a national securities exchange.

(c)    Limitations on Reimbursement of Expenses.

(i)    In addition to the compensation paid to the Adviser pursuant to Section 3, the Corporation shall reimburse the Adviser for all expenses of the Corporation incurred by the Adviser as well as the actual cost of goods and services used for or by the Corporation and obtained from entities not affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Corporation; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Corporation would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time allocations and/or other reasonable metrics, consistent with past practice (but solely to the extent such past practice is not inconsistent with the policies of the Adviser). No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:

(A)    rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and

(B)    salaries, fringe benefits, travel expenses and other administrative items incurred by or allocated to any controlling person (as defined in the Investment Company Act) of the Adviser (or any individual performing such services) or a holder of 10% or greater equity interest in the Adviser (or any person having the power to direct or cause the direction of the Adviser, whether by ownership of voting securities, by contract or otherwise).

(d)    Periodic Reimbursement. Expenses incurred by the Adviser on behalf of the Corporation and payable pursuant to this Section 2 shall be reimbursed no less than monthly to the Adviser. The Adviser shall prepare a statement documenting the expenses of the Corporation and the calculation of the reimbursement and shall deliver such statement to the Corporation prior to full reimbursement.

3.	Compensation of the Adviser.

The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser herein, a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Agreement for any partial month or calendar quarter shall be appropriately prorated. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee. See Appendix A for examples of how these fees are calculated. Prior to the payment of any fee to the Adviser, the Corporation shall obtain written instructions from the Adviser with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the termination of this Agreement, as the Adviser may determine upon written notice to the Corporation.

(a)    Base Management Fee. The Base Management Fee shall be calculated at an annual rate of 1.5% of the Corporation’s average weekly gross assets. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average weekly value of the Corporation’s gross assets during the most recently completed calendar quarter. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in such other quarter as the Adviser shall determine.

(b)    Incentive Fee. The Incentive Fee shall consist of two parts, as follows:

(i)    The first part of the Incentive Fee, referred to as the “Subordinated Incentive Fee on Income,” shall be calculated and payable quarterly in arrears based on the Corporation’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the Subordinated Incentive Fee on Income shall be subject to a quarterly hurdle rate, expressed as a rate of return on Adjusted Capital (as defined below) at the beginning of the most recently completed calendar quarter, of 1.75% (7.0% annualized) (the “Hurdle Rate”), subject to a “catch up” feature (as described below).

For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, other than fees for providing managerial assistance, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Corporation receives from portfolio companies) accrued during the calendar quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses payable under this Agreement and any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Corporation has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

For purposes of this fee, “Adjusted Capital” shall mean cumulative gross proceeds generated from sales of the Corporation’s Common Stock (including proceeds from the Corporation’s distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of the Corporation’s investments paid to stockholders and amounts paid for share repurchases pursuant to the Corporation’s share repurchase program.

The calculation of the Subordinated Incentive Fee on Income for each quarter is as follows:

(A)    No Subordinated Incentive Fee on Income shall be payable to the Adviser in any calendar quarter in which the Corporation’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate;

(B)    100% of the Corporation’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than or equal to 2.1875% in any calendar quarter (8.75% annualized) shall be payable to the Adviser. This portion of the Corporation’s Subordinated Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Adviser with an incentive fee of 20.0% on all of the Corporation’s Pre-Incentive Fee Net Investment Income when the Corporation’s Pre-Incentive Fee Net Investment Income reaches 2.1875% (8.75% annualized) in any calendar quarter; and

(C)    For any quarter in which the Corporation’s Pre-Incentive Fee Net Investment Income exceeds 2.1875% (8.75% annualized), the Subordinated Incentive Fee on Income shall equal 20.0% of the amount of the Corporation’s Pre-Incentive Fee Net Investment Income, as the Hurdle Rate and catch-up will have been achieved.

(ii)    The second part of the Incentive Fee, referred to as the “Incentive Fee on Capital Gains,” shall be an incentive fee on capital gains earned on liquidated investments from the portfolio and payable in arrears as of the end of each calendar year (or upon termination of this Agreement). This fee shall equal 20.0% of the Corporation’s incentive fee capital gains, which shall equal the Corporation’s realized capital gains on a cumulative basis from inception, calculated as of the end of the applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

4.	Covenants of the Adviser.

(a)    Adviser Status. The Adviser is registered as an investment adviser under the Advisers Act and covenants that it will maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

The following provisions in this Section 4 shall apply for only so long as the shares of Common Stock are not listed on a national securities exchange.

(b)    Reports to Stockholders. The Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year the following reports of the Corporation (either included in a periodic report filed with the SEC or distributed in a separate report):

(i)    Quarterly Reports. Within sixty (60) days of the end of each calendar quarter, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the Securities Exchange Act of 1934, as amended.

(ii)    Annual Report. Within one hundred and twenty (120) days after the end of the Corporation’s fiscal year, an annual report containing:

(A)    A balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent certified public accountant;

(B)    A report of the activities of the Corporation during the period covered by the report;

(C)    Where forecasts have been provided to the Corporation’s stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and

(D)    A report setting forth distributions by the Corporation for the period covered thereby and separately identifying distributions from (i) cash flow from operations during the period; (ii) cash flow from operations during a prior period which have been held as reserves; and (iii) proceeds from disposition of the Corporation’s assets.

(iii)    Previous Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report, prepared in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, and distributed to stockholders not less than annually, containing an itemized list of the costs reimbursed to the Adviser pursuant to Section 2(c) for the previous fiscal year. The special report shall at a minimum provide:

(A)    A review of the time allocations of individual employees, the costs of whose services were reimbursed; and

(B)    A review of the specific nature of the work performed by each such employee.

(iv)    Proposed Reimbursement Reports. The Adviser shall prepare or shall cause to be prepared a report containing an itemized estimate of all proposed expenses for which it shall receive reimbursements pursuant to Section 2(c) of this Agreement for the next fiscal year, together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.

(c)    Reports to Administrators. The Adviser shall, upon written request of any Administrator, submit any of the reports and statements to be prepared and distributed by it pursuant to this Section 4 to such Administrator.

(d)    Reserves. In performing its duties hereunder, the Adviser shall cause the Corporation to provide for adequate reserves for normal replacements and contingencies (but not for payment of fees payable to the Adviser hereunder) by causing the Corporation to retain a reasonable percentage of proceeds from offerings and revenues.

(e)    Recommendations Regarding Reviews. From time to time and not less than quarterly, the Adviser must review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation may, subject to authorization by the Board, distribute pro rata to the stockholders funds received by the Corporation which the Adviser deems unnecessary to retain in the Corporation.

(f)    Temporary Investments. The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Corporation into short term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Corporation and the nature, timing and implementation of any changes thereto pursuant to Section 1(b); provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment. The Adviser shall cause any proceeds of the offering of the Corporation’s securities not committed for investment within the later of two (2) years from the initial date of effectiveness of the Registration Statement or one year from termination of the offering, unless a longer period is permitted by the applicable Administrator, to be paid as a distribution to the stockholders of the Corporation as a return of capital without deduction of Front End Fees (as defined below).

5.	Brokerage Commissions, Limitations on Front End Fees.

(a)    Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Corporation.

The following provisions in this Section 5 shall apply for only so long as the shares of Common Stock are not listed on a national securities exchange.

(b)    Limitations. Notwithstanding anything herein to the contrary:

(i)    All fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation (“Front End Fees”) shall be reasonable and shall not exceed 15% of the gross offering proceeds, regardless of the source of payment. Any reimbursement to the Adviser or any other person for deferred organizational and offering costs, including any interest thereon, if any, will be included within this 15% limitation.

(ii)    The Adviser shall commit at least eighty-two percent (82%) of the gross offering proceeds towards the investment or reinvestment of assets and reserves as set forth in Section 4(d) above on behalf of the Corporation. The remaining proceeds may be used to pay Front End Fees.

6.	Other Activities of the Adviser.

The services provided by the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.	Indemnification; Limitation of Liability.

(a)    Indemnification. The Adviser and any Sub-Adviser (and their officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons (as defined in the Investment Company Act) and any other person or entity affiliated with, or acting on behalf of the Adviser or Sub-Adviser) (each an “Indemnified Party” and, collectively, the “Indemnified Parties”), shall not be liable to the Corporation for any action taken or omitted to be taken by any such Indemnified Party in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Corporation shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment adviser of the Corporation, to the extent such Losses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Investment Company Act or other applicable law, the Articles or the provisions of Section II.G of the Omnibus Guidelines published by the North American Securities Administrators Association on March 29, 1992, as it may be amended from time to time. In addition, notwithstanding any of the foregoing to the contrary, the provisions of this Section 8 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 8 to the fullest extent permitted by law.

The following provisions in this Section 8 shall apply for only so long as the shares of Common Stock are not listed on a national securities exchange.

(b)    Limitations on Indemnification. Notwithstanding Section 8(a) to the contrary, the Corporation shall not provide for indemnification of the Indemnified Parties for any Loss suffered by the Indemnified Parties, nor shall the Corporation provide that any of the Indemnified Parties be held harmless for any Loss suffered by the Corporation, unless all of the following conditions are met:

(i)    the Indemnified Party has determined, in good faith, that the course of conduct which caused the Loss was in the best interests of the Corporation;

(ii)    the Indemnified Party was acting on behalf of or performing services for the Corporation;

(iii)    such Loss was not the result of negligence or misconduct by the Indemnified Party; and

(iv)    such indemnification or agreement to hold harmless is recoverable only out of the Corporation’s net assets and not from stockholders.

Furthermore, the Indemnified Party shall not be indemnified for any Losses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(i)    there has been a successful adjudication on the merits of each count involving alleged securities law violations;

(ii)    such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(iii)    a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.

(c)    Advancement of Funds. The Corporation shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought and will do so if:

(i)    the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation;

(ii)    the Indemnified Party provides the Corporation with written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met;

(iii)    the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iv)    the Indemnified Party provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, in cases in which such Indemnified Party is found not to be entitled to indemnification.

9.	Duration and Termination of Agreement.

(a)    Term. This Agreement shall remain in effect for two (2) years commencing on the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Corporation and (ii) the vote of a majority of the Corporation’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)    Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice (i) by the Corporation to the Adviser, (x) upon the vote of a majority of the outstanding voting securities of the Corporation (within the meaning of Section 2(a)(42) of the Investment Company Act), or (y) by the vote of the Board, or (ii) by the Adviser to the Corporation. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)    Payments to and Duties of Adviser Upon Termination.

(i)    After the termination of this Agreement, the Adviser shall not be entitled to compensation or reimbursement for further services provided hereunder, except that it shall be entitled to receive from the Corporation within thirty (30) days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(ii)    The Adviser shall promptly upon termination:

(A)    Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)    Deliver to the Board all assets and documents of the Corporation then in custody of the Adviser; and

(C)    Cooperate with the Corporation to provide an orderly management transition.

The following provisions in this Section 9 shall apply for only so long as the shares of Common Stock are not listed on a national securities exchange.

(d)    Other Matters. Without the approval of holders of a majority of the shares of Common Stock entitled to vote on the matter, the Adviser shall not: (i) amend this Agreement except for amendments that do not adversely affect the interests of the stockholders; (ii) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the stockholders; (iii) appoint a new Adviser; (iv) sell all or substantially all of the Corporation’s assets other than in the ordinary course of the Corporation’s business; or (v) cause the merger or other reorganization of the Corporation. In the event that the Adviser should withdraw pursuant to (ii) above, the withdrawing Adviser shall pay all expenses incurred as a result of its withdrawal. The Corporation may terminate the Adviser’s interest in the Corporation’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Corporation. If the Corporation and the Adviser cannot agree upon such amount, then such amount will be determined in accordance with the then current rules of the American Arbitration Association. The expenses of such arbitration shall be borne equally by the terminated Adviser and the Corporation. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Corporation.

10.	Conflicts of Interests and Prohibited Activities.

The following provisions in this Section 10 shall apply for only so long as the Common Stock of the Corporation are not listed on a national securities exchange.

(a)    No Exclusive Agreement. The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Corporation.

(b)    Rebates, Kickbacks and Reciprocal Arrangements.

The Adviser agrees that it shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws.

The Adviser agrees that it shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Corporation’s Common Stock or give investment advice to a potential stockholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions for selling or distributing the Corporation’s Common Stock.

(c)    Commingling. The Adviser covenants that it shall not permit or cause to be permitted the Corporation’s funds to be commingled with the funds of any other entity. Nothing in this Section 10(c) shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Corporation’s funds are protected from the claims of other programs and creditors of such programs.

11.	Proxy Voting.

The Adviser will exercise voting rights on any assets held in the portfolio securities of portfolio companies. The Adviser is obligated to furnish to the Corporation, in a timely manner, a record of all proxies voted in such form and format that complies with applicable federal statutes and regulations.

12.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.	Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act and the Articles.

14.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Corporation is regulated as a BDC under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

15.	Severability.

If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

16.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

17.	Third Party Beneficiaries.

Except for any Sub-Adviser (with respect to Section 8) and any Indemnified Party, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

18.	Survival.

The provisions of Sections 8, 9(b), 9(c), 14, 17 and this Section 18 shall survive termination of this Agreement.

19.	Insurance.

Subject to the requirements of Rule 17d-1(d)(7) under the Investment Company Act, the Corporation shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Corporation shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Corporation, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Corporation shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 19 notwithstanding, the Corporation shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the Investment Company Act) of the Board.

20.	Brand Usage.

The Adviser conducts its investment advisory business under, and owns all rights to, the trademark “FS/KKR Advisor” and the “FS/KKR Advisor” design (collectively, the “Brand”). In connection with the Corporation’s (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) investor communications, the Corporation may state in such materials that investment advisory services are being provided by the Adviser to the Corporation under the terms of this Agreement. The Adviser hereby grants a non-exclusive, non-transferable, non-sublicensable and royalty-free license (the “License”) to the Corporation for the use of the Brand solely as permitted in the foregoing sentence. Prior to using the Brand in any manner, the Corporation shall submit all proposed uses to the Adviser for prior written approval solely to the extent the Corporation’s use of the Brand or any combination or derivation thereof has materially changed from the Corporation’s use of the Brand previously approved by the Adviser. The Adviser reserves the right to terminate the License immediately upon written notice for any reason, including if the usage is not in compliance with its standards and policies. Notwithstanding the foregoing, the term of the License granted under this Section 20 shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement. The Corporation agrees that the Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Corporation’s use shall inure solely to the benefit of the Adviser. Without limiting the foregoing, the License shall have no effect on the Corporation’s ownership rights of the works within which the Brand shall be used.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS INVESTMENT CORPORATION II

By:	/s/ Stephen Sypherd
	Name:	Stephen Sypherd
	Title:	General Counsel and Secretary

FS/KKR ADVISOR, LLC

By:	/s/ Stephen Sypherd
	Name:	Stephen Sypherd
	Title:	General Counsel and Secretary

[Signature Page to Investment Advisory and Administrative Services Agreement]

Appendix A

NOTE: All percentages herein refer to Adjusted Capital.

Example 1: Subordinated Incentive Fee on Income for Each Calendar Quarter*

Scenario 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Hurdle Rate(1) = 1.75%

Base Management Fee(2) = 0.375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-Incentive Fee Net Investment Income

(investment income – (Base Management Fee + other expenses)) = 0.675%

Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate, therefore there is no Subordinated Incentive Fee on Income payable.

Scenario 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.675%

Hurdle Rate(1) = 1.75%

Base Management Fee(2) = 0.375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-Incentive Fee Net Investment Income

(investment income – (Base Management Fee + other expenses)) = 2.1%

Subordinated Incentive Fee on Income = 100% × Pre-Incentive Fee Net Investment Income (subject to “catch-up”)(4)

= 100% x (2.1% – 1.75%)

= 0.35%

Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate, but does not fully satisfy the “catch-up” provision, therefore the Subordinated Incentive Fee on Income is 0.35%.

Scenario 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.5%

Hurdle Rate(1) = 1.75%

Base Management Fee(2) = 0.375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-Incentive Fee Net Investment Income

(investment income – (Base Management Fee + other expenses)) = 2.925%

Catch up = 100% × Pre-Incentive Fee Net Investment Income (subject to “catch-up”)(4)

Subordinated Incentive Fee on Income = 100% × “catch-up” + (20.0% × (Pre-Incentive Fee Net Investment Income – 2.1875%))

Catch-up	= 2.1875% –1.75%

        = 0.4375%

Subordinated Incentive Fee on Income = (100% × 0.4375%) + (20.0% × (2.925% – 2.1875%))

= 0.4375% + (20.0% × 0.7375%)

= 0.4375% + 0.1475%

= 0.585%

Pre-Incentive Fee Net Investment Income exceeds the Hurdle Rate and fully satisfies the “catch-up” provision, therefore the Subordinated Incentive Fee on Income is 0.585%.

(1)	Represents 7.0% annualized Hurdle Rate.
(2)	Represents 1.5% annualized Base Management Fee on average weekly gross assets. Examples assume assets are equal to Adjusted Capital.
(3)	Excludes organizational and offering costs.
(4)	The “catch-up” provision is intended to provide the Adviser with an Incentive Fee of 20.0% on all Pre-Incentive Fee Net Investment Income when the Corporation’s net investment income exceeds 2.1875% in any calendar quarter.

Example 2: Incentive Fee on Capital Gains*

Scenario 1:

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

Year 3: FMV of Investment B determined to be $25 million

Year 4: Investment B sold for $31 million

The Incentive Fee on Capital Gains would be:

Year 1: None

Year 2: Incentive Fee on Capital Gains of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20.0%)

Year 3: None, because $5 million (20.0% multiplied by ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $6 million (previous capital gain incentive fee paid to the Adviser in Year 2) is less than $0

Year 4: Incentive Fee on Capital Gains of $200,000, because $6.2 million ($31 million cumulative realized capital gains multiplied by 20.0%) less $6 million (previous capital gain incentive fee paid to the Adviser in Year 2) is $200,000

Scenario 2

Assumptions

Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

Year 4: FMV of Investment B determined to be $35 million

Year 5: Investment B sold for $20 million

The Incentive Fee on Capital Gains, if any, would be:

Year 1: None

Year 2: $5 million Incentive Fee on Capital Gains, because 20.0% multiplied by $25 million ($30 million realized capital gains on Investment A less unrealized capital depreciation on Investment B) is $5 million

Year 3: $1.4 million Incentive Fee on Capital Gains, because $6.4 million (20.0% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $5 million capital gain incentive fee paid to the Adviser in Year 2 is $1.4 million

Year 4: None

Year 5: None, because $5 million (20.0% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million cumulative capital gain incentive fee paid to the Adviser in Year 2 and Year 3 is less than $0

*	The returns shown are for illustrative purposes only. No Subordinated Incentive Fee on Income is payable to the Adviser in any calendar quarter in which the Corporation’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate. Positive returns are shown to demonstrate the fee structure and there is no guarantee that positive returns will be realized. Actual returns may vary from those shown in the examples above.